Exhibit 10.42

TWELFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND WAIVER OF DEFAULTS

This Twelfth Amendment to Credit and Security Agreement and Waiver of Defaults (this “Amendment”), dated as of June 2, 2009, is made by and between CORSAIR MEMORY, INC., a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.

Recitals

Corsair Memory Inc., a California corporation (“Old Borrower”), and Wells Fargo Business Credit, Inc. (“WFBCI”) are parties to a Credit and Security Agreement, dated as of June 10, 2003, as amended by that certain First Amendment to Credit and Security Agreement, dated as of August 13, 2003, that certain Second Amendment to Credit and Security Agreement, dated as of November 10, 2003, that certain Third Amendment to Credit and Security Agreement, dated as of April 1, 2004, that certain Fourth Amendment to Credit and Security Agreement, dated as of July 31, 2004, that certain Fifth Amendment to Credit and Security Agreement, dated as of December 9, 2004, that certain Sixth Amendment to Credit and Security Agreement, dated as of March 21, 2005, that certain Seventh Amendment to Credit and Security Agreement, dated as of May 27, 2005, that certain Eighth Amendment to Credit and Security Agreement, dated as of March 13, 2006, that certain Ninth Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of October 16, 2006, that certain Tenth Amendment to Credit and Security Agreement and Notice of Defaults, dated as of January 2, 2008, and that certain Eleventh Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of June 27, 2008 (as so amended, the “Credit Agreement”).

WFBCI has merged with and into the Lender and the Lender is the surviving corporation.

Old Borrower has merged with and into the Borrower and the Borrower is the surviving corporation.

The Borrower assumed all of the obligations of Old Borrower under the Credit Agreement pursuant to that certain Assumption Agreement and Consent, dated as of July 25, 2007, between the Lender and the Borrower.

The Borrower is now also in default of the following provisions of the Credit Agreement (the “Existing Defaults”) (numbers appearing between “< >” are negative):

Section/Covenant	Required Performance	Actual Performance
Section 6.1(a) – Annual Audited Financial Statements	Due within 120 days of fiscal year end	Annual audited financial statements for the Borrower’s fiscal year ended December 31, 2008 not yet delivered

Section 6.2(a) – Minimum Debt Service Coverage Ratio	1.10:1.0 at September 30, 2008	0.54:1.0 at September 30, 2008

Section 6.2(a) – Minimum Debt Service Coverage Ratio	1.10:1.0 at December 31, 2008	0.43:1.0 at December 31, 2008

Section 6.2(c) – Minimum Quarterly Net Income	$500,000 at December 31, 2008	<$1,124,690> at December 31, 2008

The Borrower desires to obtain $5,000,000 in subordinated debt financing, and in connection with such financing, to grant to the subordinated lender a lien on substantially all of the assets of the Borrower, which lien would be subordinated to the lien granted by the Borrower to the Lender to secure the Indebtedness (the “Subject Transaction”). The Subject Transaction is prohibited by Sections 6.3 and 6.4 of the Credit Agreement.

The Borrower has requested that (a) the Lender waive the Existing Defaults, (b) discontinue the Default Rate currently in effect, (c) consent to the Subject Transaction, and (d) make certain other amendments to the Credit Agreement, all of which the Lender is willing to do pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Defined Terms.

(a) Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

(b) The following definitions set forth in Section 1.1 of the Credit Agreement are hereby amended in their entirety as follows:

“Borrowing Base” means at any time the lesser of:

(a) the Maximum Line; or

(b) the sum of following:

(i) The product of the Accounts Advance Rate times Eligible Accounts; provided that Advances against Eligible Accounts owing by

Account Debtors described in clause (xiv) of the definition of “Eligible Accounts” shall not exceed $24,000,000, plus

(ii) the lesser of (A) 35% of Eligible Inventory, (B) 75% of the Net Orderly Liquidation Value of Eligible Inventory, or (C) $2,000,000, less

(iii) The Borrowing Base Reserve, less

(iv) Indebtedness that the Borrower owes to the Lender that has not yet been advanced on the Revolving Note, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of the Borrower’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to Borrower by Lender that is not described in Article II of this Agreement and any indebtedness owed by Borrower to Wells Fargo Merchant Services, L.L.C.

“Debt Service Coverage Ratio” means, for the fiscal year-to-date period ending on the date of determination, the ratio of (i) the sum of (A) Funds from Operations and (B) Interest Expense minus (C) Unfinanced Capital Expenditures to (ii) the sum of (A) Current Maturities of Long Term Debt and (B) Interest Expense.

“Floating Rate” means an annual interest rate equal to the sum of the WFBC Base Rate plus the Margin, which interest rate shall, in each case, change when and as the WFBC Base Rate changes.

“Interest Period” means the period that commences on (and includes) the Business Day on which either a LIBOR Advance is made or continued pursuant to Sections 2.2(a) or 2.3(b), or on which a Floating Rate Advance is converted to a LIBOR Advance pursuant to Section 2.3(a), and ending on (but excluding) the Business Day numerically corresponding to such date that is three months thereafter, during which period all or a portion of the outstanding principal balance of the LIBOR Advance shall bear interest determined in relation to LIBOR; provided, however, that:

(a) No Interest Period may be selected for an Advance for a principal amount less than One Million Dollars ($1,000,000), and integral multiples of Five Hundred Thousand Dollars ($500,000) each, and no more than five (5) different Interest Periods may be outstanding at any one time;

(b) If an Interest Period would otherwise end on a day which is not a Business Day, then the Interest Period shall end on the next Business Day thereafter, unless that Business Day is the first Business Day of a month, in which case the Interest Period shall end on the last Business Day of the preceding month);

(c) No Interest Period applicable to a LIBOR Advance may end later than the Maturity Date; and

(d) In no event shall the Borrower select Interest Periods with respect to Advances which, in the aggregate, would require payment of a contracted funds breakage fee under Section 2.9(h) in order to make required principal payments.”

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Subordination Agreements, the Commercial Letter of Credit Agreement, the Standby Letter of Credit Agreement, any L/C Applications and the Security Documents, together with every other agreement, note, document, contract or instrument to which the Borrower now or in the future may be a party and which is required by the Lender.

“Maturity Date” means June 30, 2012.

“Maximum Line” means $40,000,000, unless said amount is reduced pursuant to Section 2.16, in which event it means such lower amount.

“Net Income” means fiscal year-to-date after-tax net income from continuing operations as determined in accordance with GAAP, before (i) the payment of bonuses to officers or employees of the Borrower, (ii) any non-cash stock compensation, and (iii) any other non-cash charges and/or extraordinary gains.

“Subordinated Debt” has the meaning given to such term in any Subordination Agreement.

“Subordination Agreement(s)” means, individually or collectively as the context requires, (a) each Subordination Agreement dated as of even date with this Agreement, executed by a Subordinated Creditor in the Lender’s favor and acknowledged by the Borrower, (b) the Intercreditor Agreement, and (c) any other subordination agreement accepted by the Lender from time to time.

(c) Clause (x) of the definition of “Eligible Accounts” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

(x) Accounts owed by an Account Debtor (or an Affiliate of such Account Debtor), regardless of whether otherwise eligible, to the extent that the balance of such Accounts exceeds 15% (except in the case of Fry’s Electronics, ABS Computer, and Tiger Direct, in which case such percentage shall be 20%) of the aggregate amount of all Accounts;

(d) The following new definitions are hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

“BHC” means BHC Interim Funding III, L.P., a Delaware limited partnership.

“BHC Loan Documents” has the meaning of “Subordinated Loan Documents” as defined in the Intercreditor Agreement.

“Daily Three Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period.

“Intercreditor Agreement” means that certain Subordination and Intercreditor Agreement, among BHC, the Borrower and the Lender.

“Twelfth Amendment” means that certain Twelfth Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of June 2, 2009, between the Borrower and the Lender, amending this Agreement.

“WFBC Base Rate” means, for any day, a fluctuating rate equal to a rate determined by the Lender to be the Daily Three Month LIBOR.

(e) The definitions of “Eligible Foreign Accounts,” “Eligible FREP Account,” “Foreign Accounts Eligibility Period,” “Eligible Foreign Accounts Sublimit” and “Prime Rate” set forth in Section 1.1 of the Credit Agreement are hereby deleted.

2. Amendment to Section 2.1. Section 2.1 of the Credit Agreement is hereby amended in its entirety as follows:

Section 2.1 Revolving Advances. The Lender agrees, on the terms and subject to the conditions herein set forth, to make advances to the Borrower from time to time from the date all of the conditions set forth in Section 4.1 are satisfied (the “Funding Date”) to the Termination Date (the “Revolving Advances”). The Lender shall have no obligation to make a Revolving Advance to the extent the amount of the requested Revolving Advance exceeds Availability. The Borrower’s obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral. Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.16 and reborrow.

3. Amendment to Section 2.2(c). Section 2.2(c) of the Credit Agreement is hereby amended in its entirety as follows:

(c) Type of Advances. Each Advance shall be funded as either a Floating Rate Advance or a LIBOR Advance, as the Borrower shall specify in a request delivered to the Lender conforming to the requirements of Section 2.2(a); Floating Rate Advances and LIBOR Advances may be outstanding at the same time. Each request for a LIBOR Advance shall be in multiples of $500,000, with a minimum request of at least $1,000,000. The aggregate principal amount of all LIBOR Advances outstanding shall at no time exceed $10,000,000. LIBOR Advances shall not be available during Default Periods.

4. Amendments to Sections 2.3(a) and (b). Sections 2.3(a) and (b) of the Credit Agreement are hereby amended in their entirety as follows:

(a) Converting Floating Rate Advances to LIBOR Advances; Procedures. So long as no Default Period is in effect, the Borrower may convert all or any part of the principal amount of any outstanding Floating Rate Advance into a LIBOR Advance by requesting that the Lender convert same no later than the Cut-off Time on the Business Day immediately preceding the Business Day on which the Borrower wishes the conversion to become effective. Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender and shall be confirmed in writing by the Borrower if the Lender so requests by any Officer or designated agent identified in Section 2.2(a) or person reasonably believed by the Lender to be such an Officer or designated agent, which request shall specify the Business Day on which the conversion is to occur, the total amount of the Floating Rate Advance to be converted, and the applicable Interest Period. Each such conversion shall occur on a Business Day, and the aggregate amount of Floating Rate Advances converted to LIBOR Advances shall be in multiples of $500,000, with a minimum conversion amount of at least $1,000,000. The aggregate principal amount of all LIBOR Advances outstanding shall at no time exceed $10,000,000.

(b) Procedures at End of an Interest Period. Unless the Borrower requests a new LIBOR Advance in accordance with the procedures set forth below, or prepays the principal of an outstanding LIBOR Advance at the expiration of an Interest Period, the Lender shall automatically and without request of the Borrower convert each LIBOR Advance to a Floating Rate Advance on the last day of the relevant Interest Period. So long as no Default exists, the Borrower may cause all or any part of any maturing LIBOR Advance to be renewed as a new LIBOR Advance by requesting that the Lender continue the maturing Advance as a LIBOR Advance no later than the Cut-off Time on the Business Day immediately preceding the Business Day constituting the first day of the new Interest Period. Each such request shall be confirmed in writing by the Borrower upon the Lender’s request by any Officer or designated agent identified in Section 2.2(a), which confirmation shall be effective upon receipt by the Lender, and which shall specify the amount of the expiring LIBOR Advance to be continued and the applicable Interest Period. Each new Interest Period shall begin on a Business Day and the amount of each LIBOR Advance shall be in multiples of $500,000, with a minimum Advance of at least $1,000,000.

5. Amendment to Section 2.12(b). Section 2.12(b) of the Credit Agreement is hereby amended in its entirety as follows:

(b) Upon the effectiveness of the Twelfth Amendment, the Margins shall be four and one quarter percent (4.25%) for Floating Rate Advances, and four and one-quarter percent (4.25%) for LIBOR Advances. The Margins shall be adjusted to four percent (4.00%) for Floating Rate Advances, and four percent (4.00%) for LIBOR Advances, effective on the first calendar day of the month following the month of receipt by the Lender of the Borrower’s annual audited financial statements delivered pursuant to Section 6.1(a) if, and only if, (i) such financial statements evidence Net Income of not less than

$2,000,000, and (ii) on the date that the reduction in the Margins would otherwise be effective, no Event of Default has occurred and is continuing. If the Borrower fails to timely deliver financial statements as agreed, no reduction in Margins shall be made and the Lender may notify the Borrower that an Event of Default has occurred and keep the Margins at the higher rate, and impose the Default Rate.

If amended or restated financial statements would change previously calculated Margins, or if the Lender determines that any financial statements have materially misstated the Borrower’s financial condition, then the Lender may, using the most accurate information available to it, recalculate the financial test or tests governing the Margins and retroactively increase the Margins from the date of receipt of such amended or restated financial statements and charge the Borrower additional interest, which may be imposed on it from the beginning of the appropriate month to which the restated statements or recalculated financial tests relate or to the beginning of the fiscal quarter in which any Event of Default has occurred, as Wells Fargo in its sole discretion deems appropriate.

6. Amendment to Sections 2.13(b), (c) and (d). Sections 2.13(b), (c) and (d) of the Credit Agreement are hereby amended in their entirety as follows:

(b) Intentionally Deleted.

(c) Audit Fees. The Borrower shall pay the Lender, on demand, audit fees in connection with any audits or inspections conducted by or on behalf of the Lender of any Collateral or the Borrower’s operations or business at the rates established from time to time by the Lender as its audit fees (which fees are currently $125 per hour per auditor), together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection. Section 3 of the Sixth Amendment to Credit and Security Agreement, between the Borrower and the Lender, is hereby deleted.

(d) Letter of Credit Fees. The Borrower shall pay to the Lender a fee with respect to each Letter of Credit, if any, accruing on a daily basis and computed at the annual rate of two percent (2.0%), of the aggregate amount that may then be drawn under it assuming compliance with all conditions for drawing (the “Aggregate Face Amount”), from and including the date of issuance of such Letter of Credit until such date as such Letter of Credit shall terminate by its terms or be returned to the Lender, due and payable monthly in arrears on the first day of each month and on the Termination Date; provided, however, that during Default Periods, in the Lender’s sole discretion and without waiving any of its other rights and remedies, such fee shall increase to five percent (5%) of the Aggregate Face Amount. The foregoing fee shall be in addition to any and all fees, commissions and charges of the Issuer with respect to or in connection with such Letter of Credit.

7. Amendments to Sections 2.13(f), (g) and (h). Sections 2.13(f), (g) and (h) of the Credit Agreement are hereby amended in their entirety as follows:

(f) Termination and Line Reduction Fees. If the Credit Facility is terminated (i) by the Lender during a Default Period, (ii) by the Borrower (A) as of a date other than the Maturity Date or (B) as of the Maturity Date but without the Lender having received written notice of such termination at least 90 days before the Maturity Date, or if the Borrower reduces the Maximum Line, the Borrower shall pay to the Lender a fee in an amount equal to a percentage of the Maximum Line (or the reduction of the Maximum Line, as the case may be) as follows: (A) two and one-half percent (2.50%) if the termination or reduction occurs on or before June 2, 2010; (B) one and one-half percent (1.50%) if the termination or reduction occurs after June 2, 2010 but on or before June 2, 2011; and (C) one half of one percent (0.50%) if the termination or reduction occurs anytime thereafter.

(g) Contracted Funds Breakage Fees. The Borrower may prepay the principal amount of the Revolving Note at any time, whether voluntarily or by acceleration, provided, however, that if the principal amount of any Revolving Note LIBOR Advance is prepaid, the Borrower shall pay to the Lender immediately upon demand a contracted funds breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period matures, calculated as follows for each such month:

(i) Determine the amount of interest which would have accrued each month on the amount prepaid at the LIBOR Advance rate applicable to such amount had it remained outstanding until the last day of the applicable Interest Period.

(ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at LIBOR in effect on the date of prepayment for new loans made for such term in a principal amount equal to the amount prepaid.

(iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that a prepayment may result in Lender incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower therefore agrees to pay the above-described prepayment fee and agrees that said prepayment fee represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of the Lender.

(h) Termination Fees Following Transfer to Regional Commercial Banking Office. If the Loan Documents, following the Borrower’s request, are transferred to a Regional Commercial Banking Office of the Lender, the transfer will not be deemed a termination or prepayment resulting in the payment of termination fees under Section 2.13(f).

8. Amendment to Section 2.17. Section 2.17 of the Credit Agreement is hereby amended in its entirety as follows:

Section 2.17 Mandatory Prepayment. Without notice or demand, if the sum of the outstanding principal balance of the Revolving Advances plus the L/C Amount shall at any time exceed the Borrowing Base, the Borrower shall (i) first, immediately prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess, pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any payment received by the Lender under this Section 2.17 or under Section 2.16 may be applied to the Indebtedness, in such order and in such amounts as the Lender, in its discretion, may from time to time determine.

9. Amendment to Section 2.21. Section 2.21 of the Credit Agreement is hereby amended in its entirety as follows:

Section 2.21 Intentionally Deleted.

10. Amendment to Section 5.18. Section 5.18 of the Credit Agreement is hereby amended in its entirety as follows:

Section 5.18 Eligible Accounts. The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of the Borrower’s business, owed to the Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. As to each Eligible Account, such Account is not:

(i) owed by an employee, Affiliate, or agent of Borrower,

(ii) on account of a transaction wherein goods were placed on consignment or were sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or on any other terms by reason of which the payment by the Account Debtor may be conditional;

(iii) payable in a currency other than Dollars,

(iv) owed by an Account Debtor that has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account,

(v) owed by an Account Debtor that is subject to any Insolvency Proceeding or is not Solvent or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(vi) on account of a transaction as to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor or the services giving rise to such Account have not been performed and accepted by the Account Debtor,

(vii) a right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services, and

(viii) an Account that has not been billed to the customer.

11. Amendment to Section 6.1(a). Section 6.1(a) of the Credit Agreement is hereby amended in its entirety as follows:

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, the Borrower will deliver, or cause to be delivered, to the Lender, the Borrower’s audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Lender, which annual financial statements shall include the Borrower’s balance sheet as at the end of such fiscal year and the related statements of the Borrower’s income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidated basis to include any Affiliates, all in reasonable detail and prepared in accordance with GAAP, together with (i) company-prepared annual consolidating financial statements in accordance with this Section 6.1(a) except that they are not required to be audited, (ii) copies of all management letters prepared by such accountants; (iii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; and (iv) a certificate of the Borrower’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrower’s financial position and the results of its operations, and whether or not such officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto. Notwithstanding the foregoing, the Borrower shall deliver, or cause to be delivered, to the Lender, the Borrower’s audited financial statements for its fiscal year ended December 31, 2008, as soon as available but in any event on or before June 15, 2009, but otherwise in compliance with the terms of this Section 6.1(a).

12. Amendment to Section 6.1(c). Subsection (c) of the table set forth in Section 6.1(c) of the Credit Agreement is hereby amended in its entirety as follows:

(c) a detailed calculation of the Borrowing Base (including detail regarding those Accounts that are not Eligible Accounts, and Inventory that is not Eligible Inventory),

13. Amendment to Section 6.2. Section 6.2 of the Credit Agreement is hereby amended in its entirety as follows:

Section 6.2 Financial Covenants.

(a) Minimum Debt Service Coverage Ratio. The Borrower will maintain at all times, its Debt Service Coverage Ratio, determined as at the end of each quarter, at not less than 1.10:1.0.

(b) Intentionally Deleted.

(c) Minimum Net Income. The Borrower will achieve during each period described below Net Income of not less than the amount set forth in the table below opposite such period:

Period	Minimum Net Income
January 1, 2009 through March 31, 2009	$500,000
January 1, 2009 through June 30, 2009	$500,000
April 1, 2009 through September 30, 2009	$500,000
July 1, 2009 through December 31, 2009	$500,000
October 1, 2009 through March 31, 2010	$500,000

(d) Capital Expenditures. The Borrower will not incur or contract to incur un-financed Capital Expenditures of more than $2,000,000 during the fiscal year ending December 31, 2009.

14. Amendment to Section 6.3(a). Section 6.3(a) of the Credit Agreement is hereby amended in its entirety as follows:

(a) The Borrower will not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(i) in the case of any of the Borrower’s property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower’s business or operations as presently conducted;

(ii) Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness for borrowed money permitted under Section 6.4;

(iii) the Security Interest and Liens created by the Security Documents; and

(iv) upon the effectiveness of the Intercreditor Agreement, Liens in favor of BHC subject to the terms and conditions of the Intercreditor Agreement.

15. Amendment to Section 6.4. Section 6.4 of the Credit Agreement is hereby amended in its entirety as follows:

Section 6.4 Debt. The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a) Any existing or future Indebtedness or any other obligations of the Borrower to the Lender;

(b) Any indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.4 hereto;

(c) Any indebtedness relating to Permitted Liens; and

(d) Subordinated Debt, subject to the terms and conditions of the Subordination Agreements.

16. Amendment to Section 6.10. Section 6.10 of the Credit Agreement is hereby amended in its entirety as follows:

Section 6.10 Books and Records; Collateral Examination, Inspection and Appraisals.

(a) The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney, accountant or other agent of the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s affairs with any of its Directors, Officers, employees or agents. There shall be no more than four such audits per calendar year though and including September 30, 2009, unless an Event of Default has occurred and is continuing. After September 30, 2009, there shall be no more than three such audits per calendar year unless an Event of Default has occurred and is continuing.

(b) The Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to the Lender or its designated agent, at the Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower.

(c) The Borrower will permit the Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.

(d) The Lender may also, from time to time, no more than once per calendar year unless a Default Period exists, obtain at the Borrower’s expense an appraisal of Inventory by an appraiser acceptable to the Lender in its sole discretion.

17. Replacement of Exhibit C. Exhibit C attached to the Credit Agreement is hereby replaced with Exhibit C attached to this Amendment.

18. No Other Changes. All of the terms and conditions of the Credit Agreement and the Loan Documents as amended by this Amendment shall remain in full force and effect.

19. Waiver of Defaults. Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby (i) waives the Existing Defaults, and (ii) agrees that, from and after the effective date of this Amendment, the Default Rate previously imposed due to the Existing Defaults will be terminated. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

20. Consent to Subject Transaction. Upon the terms and subject to the conditions set forth in this Section 20, the Lender shall consent to the Subject Transaction. The Lender’s consent to the Subject Transaction shall be effective following the effectiveness of this Amendment, as set forth in Section 22 below, and when the Lender shall have received each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a) Satisfactory evidence that the Subordinated Indebtedness from BHC shall be in an amount and on terms and conditions (including maturity, interest rate and repayment schedule) acceptable to the Lender in its sole discretion.

(b) The Intercreditor Agreement, duly executed by all parties thereto

(c) Copies of the BHC Loan Documents, duly executed by all parties thereto, and legended as required by the Intercreditor Agreement.

(d) Such other matters as the Lender may require.

This consent shall be effective only in this specific instance and for the specific purpose for which it is given, and this consent shall not entitle the Borrower to any other or further consent in any similar or other circumstances.

21. Amendment Fee. The Borrower shall pay the Lender as of the date hereof a fully earned, non-refundable fee in the amount of $200,000 (“Amendment Fee”) in consideration of the Lender’s execution and delivery of this Amendment. The Amendment Fee shall be due and payable in four installments as follows:

Due Date	Amendment Fee Installment Payment
Upon execution of this Amendment	$100,000
June 30, 2009	$33,334
September 30, 2009	$33,333
December 31, 2009	$33,333

Provided, however, that the unpaid portion of the Amendment Fee shall be all due and payable on the Termination Date, if not paid in full prior to such date.

22. Conditions Precedent. This Amendment, and the waiver set forth in Paragraph 19 hereof, shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a) The Replacement Revolving Note in the form of Exhibit A attached to this Amendment, duly executed by the Borrower.

(b) The Acknowledgement and Agreement of Guarantor attached to this Amendment, duly executed by the Guarantor.

(c) The Acknowledgment and Agreement of the Subordinated Creditors attached to this Amendment, duly executed by each Subordinated Creditor.

(d) Payment in full of the first installment of the Amendment Fee.

(e) Such other matters as the Lender may require.

23. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a) The Borrower has all requisite power and authority to execute this Amendment, and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

24. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

25. No Other Waiver. Except as otherwise provided in Paragraph 19 hereof, the execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

26. Release. The Borrower, the Guarantor by signing the Acknowledgment and Agreement of Guarantor set forth below, and the Subordinated Creditors by signing the Acknowledgment and Agreement of Subordinated Creditors set forth below, hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower, the Guarantor or each Subordinated Creditor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of the Borrower, the

Guarantor and each Subordinated Creditor in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

27. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses, and the Amendment Fee.

28. Miscellaneous. This Amendment, the Acknowledgement and Agreement of Guarantor, and the Acknowledgment and Agreement of Subordinated Creditors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By /s/ John Curry
Name: John Curry
Title: Vice President

CORSAIR MEMORY, INC.

By /s/ Andrew J. Paul
Name: Andrew J. Paul
Title: President and Chief Executive Officer

S-1

Twelfth Amendment To Credit And Security Agreement

And Waiver Of Defaults

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

AND AMENDMENT TO GUARANTY

The undersigned, a guarantor of the indebtedness of Corsair Memory, Inc. (the “Borrower”) to Wells Fargo Bank, National Association (the “Lender”), acting through its Wells Fargo Business Credit operating division, successor-by-merger to Wells Fargo Business Credit, Inc., pursuant to a Guaranty, dated as of June 10, 2003 (as amended from time to time, the “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Paragraph 26 of the Amendment) and execution thereof; (iii) reaffirms his obligations to the Lender pursuant to the terms of his Guaranty; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under his Guaranty for all of the Borrower’s present and future indebtedness to the Lender.

The undersigned hereby further agrees that Section 4 of the Guaranty is hereby amended in its entirety as follows:

4. Death or Insolvency of Guarantor. If the Guarantor shall die or shall be or become insolvent (however defined), then the Lender shall have the right to declare immediately due and payable, and the Guarantor will forthwith pay to the Lender, the full amount of all of the Indebtedness whether due and payable or unmatured; provided, however, notwithstanding the foregoing and so long as either (i) the estate of Guarantor reaffirms the obligations owing hereunder within 60 days of such death, or (ii) Lender is provided with cash collateral in the amount of $2,000,000 pursuant to a cash collateral security agreement in form and substance satisfactory to the Lender (either from the estate of the Guarantor or from the cash proceeds of a life insurance policy on the Guarantor’s life, in which case Guarantor shall be released from its obligations under this Guaranty) to hold as additional security for the Borrower’s Obligations until such time as the Borrower’s Obligations have been paid in full, in cash, and the Credit Agreement has been terminated, then Lender shall not declare the Indebtedness immediately due and payable by reason of Guarantor’s death; provided further that if Guarantor shall die, such occurrence may also be a Change of Control and an independent Event of Default under Section 7.1(c) of the Credit Agreement. If the Guarantor voluntarily commences or there is commenced involuntarily against the Guarantor a case under the United States Bankruptcy Code, the full amount of all of the Indebtedness, whether due and payable or unmatured, shall be immediately due and payable without demand or notice thereof.

[remainder of this page intentionally left blank]

Acknowledgement and Agreement of Guarantor

Twelfth Amendment To Credit And Security Agreement

And Waiver Of Defaults

The undersigned hereby further agrees that Exhibit A to the Guaranty is hereby deleted.

Except as explicitly amended by this Amendment, all of the terms and conditions of the Guaranty shall remain in full force and effect.

Dated as of June 2, 2009

/s/ Andrew J. Paul
ANDREW J. PAUL, an individual

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ John Curry
Name: John Curry
Title: Vice President

Acknowledgement and Agreement of Guarantor

Twelfth Amendment To Credit And Security Agreement

And Waiver Of Defaults

ACKNOWLEDGMENT AND AGREEMENT OF SUBORDINATED CREDITORS AND AMENDMENT TO SUBORDINATION AGREEMENTS

The undersigned, each a subordinated creditor of Corsair Memory, Inc. (the “Borrower”) to Wells Fargo Bank, National Association (the “Lender”), acting through its Wells Fargo Business Credit operating division, successor-by-merger to Wells Fargo Business Credit, Inc., pursuant to a Subordination Agreement, dated as of June 10, 2003 (each, a “Subordination Agreement”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Paragraph 26 of the Amendment) and execution thereof; (iii) reaffirms his obligations to the Lender pursuant to the terms of his Subordination Agreement; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Loan Documents and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the obligations of the undersigned under his Subordination Agreement.

Each of the undersigned hereby further agrees that Section 4 of the Subordination Agreement to which he is a party is hereby amended in its entirety as follows:

4. Permitted Payments. Notwithstanding the terms of Section 3 hereinabove, from and after such time as the Senior Lender has notified the Subordinated Creditor in writing that, after the effective date of the Twelfth Amendment, the Borrower has received the proceeds of not less than $5,000,000 in the form of equity or debt from BHC that is subordinated to the Indebtedness on terms acceptable to the Lender in its sole discretion, the Borrower may commence making all regularly scheduled quarterly principal and interest payments due in accordance with the terms of the Subordinated Agreement (but not prepayments, redemptions, or payments as a result of acceleration unless prior written consent is provided by Senior Lender), provided that on the date of any proposed payment, (i) no Borrower Default has occurred and is continuing or will result from the making of such payment, and (ii) average Availability for the 30 day period prior to the date of payment after paying all trade payables older than 60 days from invoice date, and paying all book overdrafts and closing costs, is not less than $1,500,000.

[remainder of this page intentionally left blank]

Acknowledgement and Agreement of Subordinated Creditors

Twelfth Amendment To Credit And Security Agreement

And Waiver Of Defaults

Except as explicitly amended by this Amendment, all of the terms and conditions of each Subordination Agreement shall remain in full force and effect.

Dated as of June 2, 2009	/s/ Andrew J. Paul
ANDREW J. PAUL, an individual

/s/ John S. Beekley
JOHN S. BEEKLEY, an individual

/s/ Don Lieberman
DON LIEBERMAN, an individual

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ John Curry
Name: John Curry
Title: Vice President

Acknowledgement and Agreement of Subordinated Creditors

Twelfth Amendment To Credit And Security Agreement

And Waiver Of Defaults

Exhibit A to Twelfth Amendment to Credit and Security Agreement and Waiver of Defaults

REPLACEMENT REVOLVING NOTE

$40,000,000	Los Angeles, CA June 2, 2009

For value received, the undersigned, CORSAIR MEMORY, INC., a Delaware corporation (the “Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division, at its office at 245 South Los Robles, Suite 700, Pasadena, CA 91101, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Forty Million Dollars ($40,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (the “Credit Agreement”) by and between the Lender and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

This Note replaces that certain Replacement Revolving Note(the “Prior Note”), made by Corsair Memory Inc., a California corporation (“Old Borrower”), predecessor-by merger to the Borrower, to the order of the Lender, and continues the Indebtedness evidenced thereby. Nothing herein contained shall be construed as a substitution or novation of the obligations of the Borrower outstanding under the Prior Note, which obligations shall remain in full force and effect, except to the extent that the terms thereof are modified hereby or by the Credit Agreement.

CORSAIR MEMORY, INC.

By
Name: Andrew J. Paul
Title: President and Chief Executive Officer

Exhibit A

Exhibit C to Twelfth Amendment to Credit and Security

Agreement and Waiver of Defaults

COMPLIANCE CERTIFICATE

To:	Wells Fargo Bank, National Association
Date:	[ , 200 ]
Subject:	Financial Statements

In accordance with our Credit and Security Agreement dated as of June 10, 2003 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of CORSAIR MEMORY, INC., a Delaware corporation (the “Borrower”) dated             , 200            (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

A. Preparation and Accuracy of Financial Statements. I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present the Borrower’s financial condition as of the Reporting Date.

B. Name of the Borrower; Merger and Consolidation. I certify that:

(Check one)

☐	The Borrower has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐	The Borrower has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by the Lender in writing, and/or ☐ is more fully described in the statement of facts attached to this Certificate.

C. Events of Default. I certify that:

(Check one)

☐	I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to the Lender in writing.

☐	I have knowledge of an Event of Default under the Credit Agreement not previously reported to the Lender in writing, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that the

Exhibit C

1

Lender may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

D. Litigation Matters. I certify that:

(Check one)

☐	I have no knowledge of any material adverse change to the litigation exposure of the Borrower or any of its Affiliates or of any Guarantor.

☐	I have knowledge of potential material adverse changes to the litigation exposure of the Borrower or any of its Affiliates or of any Guarantor not previously disclosed in the Credit Agreement, as more fully described in the statement of facts attached to this Certificate.

E. Financial Covenants. I further certify that:

(Check and complete each of the following)

1. Debt Service Coverage Ratio. Pursuant to Section 6.2(a) of the Credit Agreement, for the fiscal quarter ending on the Reporting Date, the Debt Service Coverage Ratio was 1:__:1.0, which ☐ satisfies ☐ does not satisfy the requirement that the Debt Service Coverage Ratio be not less than 1.10:1.0 for such fiscal quarter.

2. Minimum Net Income. Pursuant to Section 6.2(c) of the Credit Agreement, the Borrower’s Net Income for the ☐ three ☐ six month period ending on the Reporting Date was $            , which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than $500,000 for such period.

3. Capital Expenditures. Pursuant to Section 6.2(d) of the Credit Agreement, for the fiscal year-to-date period ending on the Reporting Date, the Borrower has expended or contracted to expend during such period for Capital Expenditures, $            in the aggregate, which ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $2,000,000 in the aggregate during such period.

4. Salaries. The Borrower has not paid excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation, and as a consequence the Borrower ☐ is ☐ is not in compliance with Section 5.8 of the Credit Agreement.

Exhibit C

2

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence The Borrower’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

CORSAIR MEMORY, INC.

By
Name:	Andrew J. Paul
Title:	President and Chief Executive Officer

Exhibit C

3